Exhibit 99.1
Investor Relations:
Erica Abrams or Vanessa Lehr
The Blueshirt Group
(415) 217-7722
erica@blueshirtgroup.com
vanessa@blueshirtgroup.com
Oplink Reports Financial Results for Second Quarter Fiscal 2006
Revenue Increases 55% over Second Quarter Fiscal 2005
Fremont, Calif., January 26, 2006 — Oplink Communications, Inc. (Nasdaq: OPLK), a leading photonic foundry and provider of optical networking components, today reported financial results for the second quarter of fiscal 2006 ended January 1, 2006.
For the second quarter, Oplink reported total revenues of $12.7 million, which represents an increase of 55% compared with the second quarter of fiscal 2005 and an increase of 18% compared with the first quarter of 2006. On a GAAP basis, Oplink reported a net loss of $594,000 or ($0.03) per share, for the second quarter of fiscal year 2006, versus a GAAP net loss of $2.3 million, or ($0.11) per share, for the second quarter of fiscal 2005 and a GAAP net loss of $440,000, or ($0.02) per share, for the first quarter of fiscal 2006.
Non-GAAP net income was $1.1 million after tax, or $0.05 per share, which excludes $643,000 of stock compensation expense resulting from the implementation of the Statement of Financial Accounting Standards (SFAS) No. 123 (R) and $1.1 million of in-process research and development charges related to the acquisition of F3 Inc. This compares to a non-GAAP net loss of $2.3 million, or ($0.11) per share, which excludes $26,000 of stock compensation expense reported in the second quarter of fiscal 2005 and a non-GAAP net income of $154,000 after tax, or $0.01 per share, which excludes $597,000 of stock compensation expense reported in the first quarter of fiscal 2006.
“Strong revenue growth in the quarter was driven by increased sales activity across all markets,” commented Joe Liu, president and CEO of Oplink. “We continued to post solid results in our OMS business and had good business with larger customers such as Nortel, Huawei and Tellabs. We continue to improve our operating model and closed the quarter with $184.3 million in cash, cash equivalents and short and long-term investments. We believe that telecommunications spending is strengthening and we are optimistic about our ability to gain market share over time.
“Looking ahead, we are optimistic about our business and are planning for sequential revenue growth in the range of 8 to 10% in the third quarter and to generate earnings in the range of $0.02 to $0.03 per share on a GAAP basis and $0.04 to $0.05 per share on a non-GAAP basis, excluding stock compensation expense,” concluded Liu.

On November 9, 2005, Oplink effected a one-for-seven (1-for-7) reverse split of its common stock. All per share amounts included above have been adjusted to reflect the reverse stock split. Oplink presents each of the fiscal quarters and fiscal year end as if it ended on the last day of each calendar quarter or twelve-month period, respectively. Oplink operates and reports using interim fiscal quarters and twelve-month periods, which end on the Sunday closest to the end of each calendar quarter and twelve-month period. January 1, 2006 was the Sunday closest to the period ending December 31, 2005.
Conference Call Information
The company will host a corresponding conference call and live webcast at 2:00 p.m. Pacific Time on January 26, 2006. To access the conference call, dial 800-257-7087 US or Canada -and 303-262-2131 for international callers. The webcast will be available live on the Investor Relations section of the company’s corporate website at http://investor.oplink.com and via replay beginning approximately two hours after the completion of the call until the company’s announcement of its financial results for the next quarter. An audio replay of the call will also be available to investors beginning at approximately 4:00 p.m. Pacific Time on January 26, 2006 until 11:59 p.m. Pacific Time on January 28, 2006, by dialing (800) 405-2236 ((303) 590-3000 for callers outside the U.S. and Canada) and entering pass code 11051521.
About Oplink
Incorporated in 1995, Oplink is a leading provider of design, integration and optical manufacturing solutions (OMS) for optical networking components and subsystems. The company offers advanced and cost-effective optical-electrical components and subsystem manufacturing through its facilities in Zhuhai and Shanghai, China. In addition, Oplink maintains a full complement of optical-centric front-end design, application, and customer service functions at its headquarters in Fremont, California. The company’s customers include telecommunications, data communications and cable TV equipment manufacturers around the globe. Oplink is committed to providing fully customized, photonic foundry services incorporating its subsystems manufacturing capabilities. To learn more about Oplink, visit its web site at: http://www.oplink.com/.
This news release contains forward-looking statements, including without limitation statements regarding opportunities for continuing growth, an increase in telecommunications spending, Oplink’s ability to win market share and the guidance given for anticipated revenue and earnings per share for the third quarter of fiscal 2006, that involve risks and uncertainties, which may cause Oplink’s actual results to differ substantially from expectations. These risks include, but are not limited to, the potential widespread downturn in the overall economy in the United States and other parts of the world and the telecommunications industry, including reductions in telecommunication spending activity, possible reductions in customer orders, challenges to successfully integrate and realize anticipated benefits of acquisitions of businesses or technologies, Oplink’s reliance upon third parties to supply components and materials for its products, intense competition in Oplink’s target markets and potential pricing pressure that may arise from changing supply-demand conditions in the industry, the need to retain and motivate key personnel, and other risks detailed from time to time in Oplink’s periodic reports filed with the Securities and

Exchange Commission, including the company’s latest Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.
The foregoing information represents Oplink’s outlook only as of the date of this press release, and Oplink undertakes no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.
###
(TABLES TO FOLLOW)

OPLINK COMMUNICATIONS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31,	June 30,
	2005	2005
	(Unaudited)	(1)

ASSETS
Current assets:
Cash and cash equivalents	$38,385	$29,710
Short-term investments	90,887	95,696
Accounts receivable, net	10,138	7,127
Inventories	8,276	6,999
Prepaid expenses and other current assets	3,819	2,430

Total current assets	151,505	141,962

Long-term investments	55,000	60,727
Property, plant and equipment, net	23,182	25,297
Goodwill and intangible assets, net	1,627	—
Other assets	873	260

Total assets	$232,187	$228,246

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,575	$3,658
Accrued liabilities and other current liabilities	6,206	6,044

Total current liabilities	11,781	9,702

Non-current liabilities	153	—

Total liabilities	11,934	9,702

Stockholders’ equity	220,253	218,544

Total liabilities and stockholders’ equity	$232,187	$228,246

(1)	The June 30, 2005 condensed consolidated balance sheet has been derived from audited financial statements at that date.

OPLINK COMMUNICATIONS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2005	2004	2005	2004

Revenues	$12,651	$8,144	$23,334	$17,052

Cost of revenues:

Cost of revenues	9,128	6,939	17,186	12,892

Stock compensation expense	66	—	121	27

Total cost of revenues	9,194	6,939	17,307	12,919

Gross profit	3,457	1,205	6,027	4,133

Operating expenses:

Research and development	1,338	1,795	2,826	3,700

Sales and marketing	886	1,121	1,771	1,954

General and administrative	1,701	1,556	3,337	3,307

Stock compensation expense	577	26	1,119	78

In-process research and development	1,120	—	1,120	—

Amortization of intangible and other assets	54	46	54	92

Total operating expenses	5,676	4,544	10,227	9,131

Loss from operations	(2,219)	(3,339)	(4,200)	(4,998)

Interest and other income, net	1,633	1,050	3,193	1,851

(Loss) gain on sale of assets	(8)	7	(27)	(9)

Net loss	$(594)	$(2,282)	$(1,034)	$(3,156)

Basic and diluted net loss per share	$(0.03)	$(0.11)	$(0.05)	$(0.15)

Basic and diluted weighted average shares outstanding	21,318	21,140	21,296	21,105

OPLINK COMMUNICATIONS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In thousands)

	Six Months Ended
	December 31,
	2005	2004

Cash flows from operating activities:
Net loss	$(1,034)	$(3,156)
Adjustments to reconcile net loss to
net cash provided by operating activities:
Depreciation and amortization	3,783	3,998
Stock compensation expense	1,240	105
In-process research and development	1,120	—
Other	94	623
Change in assets and liabilities	(3,866)	(735)

Net cash provided by operating activities	1,337	835

Cash flows from investing activities:
Net maturities (purchases) of investments	11,630	(5,488)
Net purchases of property and equipment	(604)	(5,880)
Acquisition of F3 Inc., net of cash acquired	(4,365)	—

Net cash provided by (used in) investing activities	6,661	(11,368)

Cash flows from financing activities:
Proceeds from issuance of common stock	648	630
Repurchase of common stock	(11)	—
Repayment of note receivable from stockholders	—	12
Repayment of capital lease obligations	—	(81)

Net cash provided by financing activities	637	561

Effect of exchange rate changes on cash	40	—

Net increase (decrease) in cash and cash equivalents	8,675	(9,972)

Cash and cash equivalents, beginning of period	29,710	56,690

Cash and cash equivalents, end of period	$38,385	$46,718